UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2006

CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

000-33123
(Commission File Number)

Delaware	33-0885775
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, with zip code)

(86) 716-832-9196
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

          On March 20, 2006, we sold 625,000 shares of common stock to Cornell Capital Partners, LP for $5,000,000 in cash, pursuant to a Securities Purchase Agreement dated March 20, 2006. We also issued to Cornell Capital Partners, LP a Warrant to purchase 86,806 shares of common stock, exercisable for three years at an exercise price of $14.40 per share, and a Warrant to purchase 69,444 shares of common stock, exercisable for three years at an exercise price of $18.00 per share.  We also agreed, pursuant to an Investor Registration Rights Agreement dated March 20, 2006, to register for resale the 625,000 shares and the shares issuable upon exercise of Cornell Capital Partners, LP’s warrants.

          Also on March 20, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Under the agreement, Cornell Capital Partners, LP has committed to provide up to $15,000,000 of funding to be drawn down over a 24-month period at our discretion, subject to an effective registration. The maximum amount of each drawdown is $5,000,000, and there must be at least five trading days between drawdowns.

          Under the Standby Equity Distribution Agreement, each drawdown is actually a sale by us to Cornell Capital Partners, LP of newly-issued common stock, in the quantity required to equate to the desired cash proceeds. Cornell Capital Partners, LP will pay us 98.5% of, or a 1.5% discount to, the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital Partners, LP that we desire to access the Standby Equity Distribution Agreement. In addition, Cornell Capital Partners, LP will retain 4.5% of each cash payment under the Standby Equity Distribution Agreement. However, we have the right to identify a minimum price below which no purchase or sale of our common stock shall occur, in connection with each advance notice we give to Cornell Capital Partners, LP to request the drawdown, to be equal to an amount not less than 90% of the closing bid price of our common stock on the trading day immediately preceding the date of the advance notice.

          We also issued 37,022 shares of common stock to Cornell Capital Partners, LP as a one-time commitment fee. The 1.5% discount, the 4.5% retainage fee and the 37,022 shares of common stock are considered to be underwriting discounts payable to Cornell Capital Partners, LP. We agreed, pursuant to a Registration Rights Agreement dated March 20, 2006, to register for resale the shares of common stock which we sell to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement.

          We also paid Cornell Capital Partners, LP’s affiliate a structuring fee of $17,500 in cash and paid Cornell Capital Partners, LP a due diligence fee of $10,000 in cash.

          While we have an existing agreement to pay the placement agents, Sterns, Agee & Leach, Inc. and Trenwith Securities, LLC, $250,000 (the “Commissions”) and to issue them warrants to purchase 31,250 shares of common stock (the “Warrants”), we intend to seek to renegotiate to reduce the Commissions and Warrants. The Warrants would have a strike price equal to 120% of our common stock’s price on March 20, 2006 and a term of three years. In addition, we issued 841 shares of our common stock to Newbridge Securities Corporation as a placement agent fee.

          We issued the securities to Cornell Capital Partners, LP and Newbridge Securities Corporation pursuant to the Securities Act Section 4(2) registration exemption.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: MARCH 24, 2006	By:	/s/ HANLIN CHEN

Hanlin Chen
President and
Chief Executive Officer